Exhibit 99.1

First Foundation Inc. Declares Common Stock Dividend

IRVINE, CA — October 31, 2019 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank (the “Company”), announced today that on October 29, 2019 its Board of Directors declared a quarterly cash dividend of $0.05 per common share. The cash dividend is payable on December 16, 2019 to stockholders of record at the close of business on December 2, 2019.

About First Foundation

First Foundation (NASDAQ: FFWM), a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com